Goldspan Resources Inc.

836 S Vance St Unit E

Lakewood, CO 80226

Phone:
Email:

CONTRACT OF ENGAGEMENT

This Contract of Engagement dated and effective as of March 19th, 2013 by and between Richard E. Barsom, Title, President of A.H. Barsom Company, Inc.(hereinafter referred to as The Consultant), and Goldspan Resources Inc. Of Lakewood, CO (hereinafter referred to as The Client).

Recitals:

I. The Client desires to obtain certain consulting services from The Consultant as more particularly described herein ("Scope of Services").

II. The Consultant is in the business of providing consulting services and has agreed to provide the services on the terms and conditions set forth in this agreement. Now, therefore, in consideration of the faithful performance of the obligations set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged. The Consultant and The Client hereby agree as follows.

Terms:

1. Scope of Services. The Consultant will perform business and financial consulting services on a non-exclusive basis for and on behalf of The Client in relation to business consulting.

2. Status of The Consultant. The Consultant shall act as an independent contractor and not as an agent or employee of The Client and The Consultant shall make no representation as an agent or employee of The Client. The Consultant shall be responsible for all taxes as an independent contractor. The Consultant shall have no authority to bind The Client or incur other obligations on behalf of The Client. Likewise, The Client shall have no authority to bind The Consultant or incur obligations on behalf of The Consultant.

3. Disclosure of Material Events. The Client agrees to promptly disclose to The Consultant in a timely manner those events/discoveries which are known and/or anticipated that may reasonably be expected to have an impact on the stock, business operations, future business, or public perception of The Client. As this has a material impact on the ability and effectiveness of The Consultant and service rendered.

4. Conflict of Interest. The Consultant shall be free to perform services for other persons not engaged in the businesses in which The Client is engaged. The Consultant will notify The Client prior to performing consulting services for any other client that could conflict with The Consultant's obligations under this Agreement.

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5. Term. There will be an evaluation period so The Client can determine the effectiveness of The Consultant's work in behalf of The Client. If The Client determines that The Consultant has not been effective then in such event there will be no more stock compensation issued to The Consultant. The Terms shall be for six months. At the end of six months the Agreement shall be extended for an additional six months and a bonus in compensation of one and one quarter million 144 shares of Goldspan Resources, Inc. will be issued assuming the Client has done both of the following:

Helped achieve a ten day trailing average in the stock at the price of $.35/share and:

Helped raise $2 million dollars for Goldspan Resources under the current PPM or one which may be amended during said six month term

6. Payment of Services: 1,250,000shares of 144 GSPN stock upon signing sent to:

Richard E. Barsom
322 W. 14th St. PH
New York, NY 10014

7. Entire Agreement. This Contract of Engagement constitutes the entire contact of the parties with respect to the matters addressed herein and no modifications of this Agreement shall be enforceable unless in writing signed by both The Consultant and The Client. This agreement is not assignable by either party without the consent of the other. This agreement is for a full year.

ACCEPTED as of the date above first written:

Signed By:

/s/Richard E Barsom	Date: 3/19/13
Title: President

Signed By:

/s/Phillip Allen	Date: 3/19/13
Phillip Allen, President Goldspan Resources, Inc.

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